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                                                                       Exhibit C


FIRST NATIONAL BANK
OF ROCHESTER
35 State Street                                REVOLVING LINE OF CREDIT NOTE
Rochester, New York 14614
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Dated:     March 14, 1997


Maximum Credit Amount: ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,500,000.00)

         FOR VALUE RECEIVED, the undersigned ("Borrower") promises to pay to the order of FIRST NATIONAL BANK OF ROCHESTER, a national banking association having its chief executive office at 35 State Street, Rochester, New York 14614, ("Bank") at any of the banking offices of the Bank in lawful money of the United States and in immediately available funds, the outstanding principal sum on the revolving line of credit made available to the Borrower pursuant to the terms and conditions hereof (the "Credit) plus interest on such principal sum in accordance with the terms and conditions set forth in the following paragraphs.

1. OBTAINING ADVANCES ON CREDIT. The Borrower may obtain advances on the Credit in multiples of the lesser of (a) $1,000.00 or (b) the unused balance of the Maximum Credit Amount indicated above (the "Maximum Credit") by making written or oral requests for such advances to Bank through any of its authorized officers. Such requests may be made by the Borrower, by any authorized agent of the Borrower (including any officer of the Borrower) or by any other person designated by Borrower as a person having authority to authorize an advance under this Note. Bank shall be entitled to rely upon the request of any person it in good faith believes to be authorized by Borrower to borrow under this Note and Bank shall not be liable to Borrower as a result of making or failing to make any advance hereunder. Advances on the Credit will be deposited by Bank to a demand deposit account of Borrower with Bank.

2. STATEMENT OF BALANCE DUE. Bank shall provide periodic statements to Borrower describing, as of the effective date of such statement, the outstanding principal balance, the interest owing, any other charges owing and the advances and payments made during the period covered by the statement. The Bank's records shall be presumptive evidence of the balances owing with respect to the Credit.

3. INTEREST RATE; INTEREST PAYMENTS. Borrower shall pay interest on the outstanding principal sum of the Credit from and including the date of this Note to but not including the date such sum is paid in full (including each day on which Bank is closed) at a variable rate per year that shall on each day be 1/4% above the rate per year in effect such day as that designated by Bank as the prime rate of interest of Bank, with such interest to be calculated on the basis of a 360-day year for the actual number of days of each year. Notwithstanding the foregoing, the rate of interest per year after a default has occurred shall on each day be 2% per year above the rate described in the preceding sentence. Interest will be billed to Borrower monthly on the outstanding principal sum. Notwithstanding the generality of the foregoing, in no event shall interest be payable at a rate in



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excess of the maximum rate permitted by applicable law.

4. LATE CHARGES. Borrower shall pay a late charge equal to 5% of the amount of any scheduled payment with respect to each payment not received by Bank on or before the 10th day after it is due.

5. MATURITY DATE; CONVERSION TO TERM LOAN. On March 1, 1998 (the "Maturity Date"), all amounts owing pursuant to this Note shall be payable in full. Provided that no unremedied event of default has occurred under this Note or under any other Agreement of Borrower with Bank ("Event of Default"), at the option of Borrower exercised in writing on or before the Maturity Date, the Revolving Loan accommodation evidenced hereby may be converted to a Term Loan under which the outstanding principal balance may be repaid to Bank in 60 equal or substantially equal installment payments commencing the first business day of the calendar month following conversion and continuing on the same day of each subsequent month until all amounts owing hereunder have been paid in full. In addition to installments of principal, interest payments will continue to be due on the first of each calendar month after conversion to a Term Loan and at the same rate as set forth in Paragraph 3 of this Note.

6. CHARGING DEPOSIT ACCOUNTS FOR PAYMENTS. Borrower agrees that Bank may, at its option and in addition to the right of offset, charge any demand deposit account of Borrower at Bank for any amount that has become due and owing to Bank hereunder after the occurrence of an event of default pursuant to paragraph 10 hereof.

7. USE OF PROCEEDS. Borrower represents and warrants to Bank that the advances to be made hereunder shall be used solely for business or commercial purposes.

8. FINANCIAL INFORMATION. Borrower agrees to provide Bank, promptly upon Bank's request, with (a) periodic financial statements in form satisfactory to Bank,
(b) copies of federal and state income tax returns and (c) all other financial information requested by Bank from time to time.

9. TERMINATION OF CREDIT. Borrower may terminate its rights to take advances under the Credit at any time by giving written notice to Bank of its desire to do so. Notice should be directed to the "Business and Professional Lending Division" at the address above or at any other address provided to Borrower by Bank for the purposes of such notices. The Credit shall become unavailable after Bank has received such notice and has had a reasonable time to act thereon. The Credit may be terminated by Bank at any time following the occurrence or existence of an Event of Default without prior notice to Borrower. Termination of the Credit shall not affect the Borrower's obligation to pay the outstanding balance under the Credit and all interest and other applicable charges.

10. EVENTS OF DEFAULT AND ACCELERATION. All amounts owing pursuant to this Note but not yet paid shall, without any notice, demand, presentment or protest of any kind (each of which is waived by Borrower), automatically become immediately due if Borrower commences or has commenced against it any bankruptcy or insolvency proceeding. All amounts owing pursuant to this Note but not yet paid shall, without any notice, demand, presentment or protest of any kind (each of which is waived by Borrower), become immediately due at the sole option of Bank if (a) any amount owing pursuant to this Note is not paid when due, (b) Borrower is dissolved or becomes insolvent


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(however such insolvency is evidenced), or (c) there occurs or exists any event or condition of default for purposes of any mortgage, credit agreement, security agreement, collateral assignment agreement or other agreement now or hereafter in effect between Bank and Borrower.


11. COLLECTION EXPENSES. In the event of a default pursuant to paragraph 10 hereof, Borrower shall pay all costs and expenses incurred by Bank in endeavoring to collect any amount owing pursuant to this Note or to otherwise protect its rights with respect to this Note (including, but not limited to, reasonable attorneys' fees for legal advice, litigation or other representation of Bank).

12. NEW YORK LAW; CONSENT TO JURISDICTION AND VENUE. This Note shall be governed by and interpreted and enforced in accordance with the internal law of the State of New York, without regard to principles of conflict of laws. Borrower consents to the jurisdiction of the courts of the State of New York and agrees that any court located in the county in which Bank has its chief executive office shall be the proper forum for any action or proceeding between Borrower and Bank unless applicable law requires another forum.


                           MAGNETIC TECHNOLOGIES CORPORATION


                           By /s/ Gordon H. McNeil
                             ---------------------------------------------------
                           Gordon H. McNeil, President & Chief Executive Officer